Exhibit 99.1

GNC Holdings, Inc. announces resignation of Chief Financial Officer

PITTSBURGH, June 13, 2014 — GNC Holdings, Inc. (NYSE: GNC) (the “Company”), a leading global specialty retailer of health and wellness products, today announced Michael M. Nuzzo — Executive Vice President & Chief Financial Officer — has tendered his resignation in order to accept an executive position at a private equity funded consumer products company.  Mr. Nuzzo will remain with the Company at least through July 18, 2014, which will include preparation of its second quarter 2014 earnings release and 10Q, both of which are expected to be issued on the normal schedule in late July or early August.

Joe Fortunato, Chairman, President & CEO, said, “Since joining us in 2008, Mike has been instrumental in leading the company through a number of growth initiatives, building the foundation for its transition to a public company, and instituting a disciplined capital structure.  I would like to thank Mike for his leadership and dedication, and wish him all the best in his new endeavor.”

Mr. Nuzzo added, “Following a great run of more than five years as GNC’s CFO, I was presented with a unique career opportunity that will challenge me in new and different ways.  I look forward to this new chapter in my career, and am confident the longevity and financial strength demonstrated by the GNC business model will enable it to attract another successful CFO.”

The Company intends to immediately commence a search for a new Chief Financial Officer.

About Us

GNC Holdings, Inc., headquartered in Pittsburgh, PA, is a leading global specialty retailer of health and wellness products, including vitamins, minerals, and herbal supplement products, sports nutrition products and diet products, and trades on the New York Stock Exchange under the symbol “GNC.”

The Company — which is dedicated to helping consumers Live Well — has a diversified, multi-channel business model and derives revenue from product sales through company-owned retail stores, domestic and international franchise activities, third party contract manufacturing, e-commerce and corporate partnerships.  GNC’s broad and deep product mix, which is focused on premium, value-added nutritional products, is sold under GNC proprietary brands, including Mega Men®, Ultra Mega®, Total LeanTM, Pro Performance® AMP, Beyond Raw®, GNC PuredgeTM, GNC GenetixHD®, Herbal Plus® and under nationally recognized third party brands.  As of March 31, 2014, GNC has more than 8,600 locations, of which more than 6,400 retail locations are in the United States (including 1,026 franchise and 2,223 Rite Aid franchise store-within-a-store locations) and franchise operations in more than 50 countries (including distribution centers where retail sales are made).

Contacts:

Investors:                                          Michael M. Nuzzo, Executive Vice President and CFO

(412) 288-2029, or

Dennis Magulick, Vice President - Treasury & Investor Relations

(412) 288-4632

SOURCE:	GNC Holdings, Inc.
Web site:	http://www.gnc.com/